Exhibit 99.1
Investor Relations
+1 (937) 458-6600
ROBBINS & MYERS ANNOUNCES THIRD QUARTER 2009 RESULTS
AND REGULAR QUARTERLY CASH DIVIDEND
Sharpening Focus on Cost Reduction
DAYTON, OHIO, June 25, 2009...Robbins & Myers, Inc. (NYSE: RBN) today reported diluted net earnings per share (DEPS) of $0.31 for its fiscal third quarter ended May 31, 2009, including approximately $0.05 of benefit from finalizing earlier tax positions. DEPS of $0.76 in the third quarter of 2008 included $0.14 of benefit from the expiration of certain contingency obligations related to the sale of two product lines in March 2006.
Robbins & Myers reported third quarter 2009 sales of $143 million, 29% lower than the comparable prior year results or 21% lower excluding the effects of currency translation. Orders of $119 million in the third quarter were 42% lower than the prior year comparable period. Excluding the impact from currency translation, orders decreased 35%.
Third quarter 2009 earnings before interest and income taxes (EBIT) were $12 million. Prior year third quarter EBIT of $40 million included a $6 million gain from the expiration of certain contingency obligations related to the sale of two product lines in March 2006. In the current year quarter, the Company generated $20 million of cash from operating activities as compared with $30 million in the prior year quarter.
“Robbins & Myers remains in solid financial shape during these extraordinary times,” said Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc. “We continue to generate expected profit from lower sales, and we are building our cash position with positive cash flow from our operations. At the end of the third quarter we had $89 million in cash and only $31 million in debt, leaving us with a positive net cash position of $58 million.”
The Company announced that today its Board of Directors approved its regular cash dividend payment of $0.04 per share. The dividend is payable on August 7, 2009 to shareholders of record as of July 10, 2009.
Mr. Wallace commented, “We have responded to difficult market conditions by reducing employment 6% this fiscal year and reducing overtime to achieve a total reduction in full time equivalents of approximately 8%. In addition, we began to furlough employees in various European locations through government-supported programs. We have also reduced discretionary spending across the enterprise. We are expecting $15 million of annualized gross savings from these completed actions, and we anticipate that we will have recognized approximately $6 million, net of severance and related costs, by our fiscal year-end.”

“We are also reviewing and finalizing restructuring plans within each of our platform business units that are expected to permanently reduce fixed costs and increase longer-term profitability as markets begin to recover. We expect these efforts to begin before year-end. The initial focus will be to standardize some of our product offerings to allow greater utilization of lower cost manufacturing facilities, reduce our manufacturing footprint in specific markets, and leverage functional resources across the various platform businesses.”
The Company narrowed its fiscal 2009 DEPS forecast from $1.35-$1.65 to $1.41-$1.51 and forecasted fourth quarter DEPS of $0.14-$0.24.
Third Quarter Results by Segment
All comparisons are made against the comparable year-ago quarterly period unless otherwise stated.
Weakness in energy and industrial markets, including $4 million of order cancellations, caused the Company’s Fluid Management segment orders to decline 49% to $45 million. Sales declined 29% to $59 million. EBIT fell 39% to $15 million on lower sales, and EBIT margins of 25.9% were 430 basis points lower.
The Company’s Process Solutions segment reported orders of $47 million, 44% lower or 36% lower excluding currency translation effects, due to slower demand in chemical, pharmaceutical and industrial markets. Strong backlog at the beginning of the fiscal year dampened the market impact on sales, which were $60 million, 26% lower or 16% lower excluding currency translation effects. Lower sales led to a 60% reduction in EBIT, and EBIT margins decreased 580 basis points to 6.8%.
The Romaco segment reported a 20% order decline. Reported orders of $27 million were 2% lower excluding currency translation effects. Sales of $24 million were 33% lower or 24% lower excluding currency translation effects. Lower sales caused the segment to report an EBIT loss of $0.5 million as compared with $7.9 million of income in the prior year. The prior year comparable quarter included a $5.7 million gain from the expiration of certain contingency obligations related to the sale of two product lines in March 2006.
Conference Call to Be Held Tomorrow, June 26 at 10:00 AM (Eastern)
A conference call to discuss these results has been scheduled for 10:00 AM Eastern on Friday, June 26, 2009, which can be accessed at www.robn.com or by dialing 800-884-5695 (US/Canada) or +1-617-786-2960, using conference ID #14450826. Replays of the call can be accessed by dialing 888-286-8010 (U.S./Canada) or +1-617-801-6888, both using replay ID #83201733.
About Robbins & Myers
Robbins & Myers, Inc. is a leading supplier of engineered equipment and systems for critical applications in global energy, industrial, chemical and pharmaceutical markets.
In this release the Company refers to EBIT, a non-GAAP measure. The Company uses this measure to evaluate its performance and believes this measure is helpful to investors in assessing its performance. A reconciliation of this measure to net income is included in our Condensed Consolidated Income Statement.
In addition to historical information, this press release contains forward-looking statements identified by use of words such as “expects,” “anticipates,” “believes,” and similar expressions. These statements reflect management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in our Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission and include, but are not limited to: the cyclical nature of some of our markets; a significant decline in capital expenditures in our primary markets; a major decline in oil and natural gas prices; reduced demand due to the general worldwide economic downturn and general credit market crises; increases in competition; changes in the availability and cost of our raw materials; foreign exchange rate fluctuations; work stoppages related to union negotiations; customer order cancellations; business disruptions caused by the implementation of business computer systems; the possibility of product liability lawsuits that could harm our business; events or circumstances which result in an impairment of assets; the potential impact of U.S. and foreign legislation, government regulations, and other governmental action, including those relating to export and import of products and materials, and changes in the interpretation and application of such laws and regulations; the outcome of audit, compliance, administrative or investigatory reviews; and decline in the market value of our pension plans’ investment portfolios affecting our financial condition and results of operations. Except as otherwise required by law, we do not undertake any obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date hereof.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
     (Unaudited)

(in thousands)	May 31, 2009	August 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$88,546	$123,405
Accounts receivable	115,887	153,648
Inventories	119,608	109,797
Other current assets	6,684	8,017
Deferred taxes	12,699	13,476

Total Current Assets	343,424	408,343
Goodwill & Other Intangible Assets	272,623	285,759
Deferred Taxes	22,070	21,969
Other Assets	10,583	10,931
Property, Plant & Equipment	135,348	137,715

	$784,048	$864,717

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$53,342	$86,012
Accrued expenses	80,181	102,876
Current portion of long-term debt	30,252	3,192

Total Current Liabilities	163,775	192,080
Long-Term Debt — Less Current Portion	340	30,435
Deferred Taxes	45,095	44,628
Other Long-Term Liabilities	97,813	97,557
Shareholders’ Equity	477,025	500,017

	$784,048	$864,717

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
     (Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
(in thousands, except per share data)	2009	2008	2009	2008

Sales	$143,375	$200,946	$485,171	$559,414
Cost of sales	93,582	124,122	310,626	353,493

Gross profit	49,793	76,824	174,545	205,921
SG&A expenses	37,398	42,361	114,921	123,115
Other income	0	(5,697)	0	(6,796)

Income before interest and income taxes	12,395	40,160	59,624	89,602
Interest expense, net	99	257	242	1,763

Income before income taxes and minority interest	12,296	39,903	59,382	87,839
Income tax expense	1,628	12,749	15,875	29,287
Minority interest	382	659	950	1,782

Net income	$10,286	$26,495	$42,557	$56,770

Net Income Per Share:
Basic	$0.31	$0.77	$1.28	$1.65
Diluted	$0.31	$0.76	$1.28	$1.64

Weighted Average Common Shares Outstanding:
Basic	32,829	34,548	33,353	34,469
Diluted	32,845	34,650	33,365	34,582

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
     (Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
(in thousands)	2009	2008	2009	2008
Sales
Fluid Management	$59,332	$83,505	$213,920	$232,369
Process Solutions	59,583	80,782	194,923	226,583
Romaco	24,460	36,659	76,328	100,462

Total	$143,375	$200,946	$485,171	$559,414

Income (Loss) Before Interest and Income Taxes (EBIT)
Fluid Management	$15,359	$25,230	$59,552	$64,648
Process Solutions	4,040	10,184	15,576	25,614
Romaco	(464)	7,906	(1,465)	11,557
Corporate and Eliminations	(6,540)	(3,160)	(14,039)	(12,217)

Total	$12,395	$40,160	$59,624	$89,602

Depreciation and Amortization
Fluid Management	$1,692	$1,839	$5,220	$5,023
Process Solutions	1,705	1,803	5,081	5,158
Romaco	501	496	1,483	1,378
Corporate and Eliminations	98	154	360	503

Total	$3,996	$4,292	$12,144	$12,062

Orders
Fluid Management	$44,623	$86,901	$184,881	$243,905
Process Solutions	47,128	84,271	172,155	255,670
Romaco	27,333	34,115	75,177	115,623

Total	$119,084	$205,287	$432,213	$615,198

Backlog
Fluid Management	$31,040	$54,493	$31,040	$54,493
Process Solutions	89,423	141,678	89,423	141,678
Romaco	48,302	71,763	48,302	71,763

Total	$168,765	$267,934	$168,765	$267,934

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
     (Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
(in thousands)	2009	2008	2009	2008
Operating activities:
Net income	$10,286	$26,495	$42,557	$56,770
Depreciation and amortization	3,996	4,292	12,144	12,062
Other, net	5,878	(832)	(29,616)	(20,076)

Cash provided by operating activities	20,160	29,955	25,085	48,756

Investing activities:
Capital expenditures, net of nominal disposals	(5,870)	(4,028)	(12,914)	(12,783)
Proceeds from sales of product lines/facilities	0	3,197	0	7,193
Acquisition of business, net of cash acquired	0	0	0	(5,061)

Cash used by investing activities	(5,870)	(831)	(12,914)	(10,651)

Financing activities:
Payments of long-term debt, net	(840)	(71,251)	(3,035)	(70,115)
Share repurchases	0	0	(39,114)	0
Other, net	(926)	1,689	(2,683)	3,232

Cash used by financing activities	(1,766)	(69,562)	(44,832)	(66,883)
Exchange rate impact on cash	3,897	1,408	(2,198)	4,412

Increase (Decrease) in cash	16,421	(39,030)	(34,859)	(24,366)
Cash at beginning of period	72,125	130,774	123,405	116,110

Cash at end of period	$88,546	$91,744	$88,546	$91,744